Filed pursuant to Rule 424(b)(7)

Registration No. 333-132041

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Number of shares To be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Common Stock, par value of $0.01 per share	1,490	$75.41	$112,361	$5

(1)

Estimated in accordance with Rule 457(c) of the Securities Act solely for the purposes of calculating the registration fee, based on the average of the high and low sales prices for the common stock reported on the New York Stock Exchange on June 9, 2008.

PROSPECTUS SUPPLEMENT

To Prospectus dated February 24, 2006

3M COMPANY

1,490 SHARES

Common Stock

This prospectus supplement relates to the public offering, which is not being underwritten, of 1,490 shares of our common stock, par value $0.01 per share. Selling stockholders named in this document together with any of their pledgees, donees, transferees or other successors in interest that receive such shares as a gift, partnership distribution or other non-sale related transfer are collectively known as the selling stockholders. Selling stockholders may offer the shares from time to time.

The prices at which such selling stockholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any of the proceeds from the sale of the shares.

We originally issued the shares in connection with an Agreement and Plan of Reorganization among 3M Company, 3M Innovative Properties Company, Diamond Productions, Inc., Andrew Labowsky and Michael Labowsky, dated May 31, 2007. We issued the shares pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), provided under its Section 4(2). We are registering the shares pursuant to the Agreement and Plan of Reorganization.

Our common stock is listed on the New York, Chicago and Swiss stock exchanges under the symbol “MMM.” On June 9, 2008, the average of the high and low price for the common stock on the New York Stock Exchange was $75.41.

See “Risk Factors” beginning on page S-2 for factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 12, 2008.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the related prospectus. No one has been authorized to provide you with different information.

You should not assume that the information in this prospectus supplement or the related prospectus is accurate as of any date other that the date on the front of the documents.

The shares of common stock are not being offered in any jurisdiction where the offer is not permitted.

TABLE OF CONTENTS

Prospectus Supplement

ABOUT THIS PROSPECTUS SUPPLEMENT

THE COMPANY

FORWARD LOOKING INFORMATION

RISK FACTORS

WHERE YOU CAN FIND ADDITIONAL INFORMATION

USE OF PROCEEDS

PLAN OF DISTRIBUTION

DESCRIPTION OF CAPITAL STOCK

SELLING STOCKHOLDERS

LEGAL OPINIONS

EXPERTS

ABOUT THIS PROSPECTUS SUPPLEMENT

                This document is in two parts. The first part is this prospectus supplement, which describes the public offering of our common shares by selling stockholders listed herein. The second part is the attached base prospectus, which gives more general information, some of which may not apply to this offering. If information in the prospectus supplement differs from information in the accompanying prospectus, you should rely on the information in this prospectus supplement.

                When we refer to “3M,” the “Company,” “we,” “our” and “us” in this prospectus supplement, we mean 3M Company and its consolidated subsidiaries unless we state or the context implies otherwise.

THE COMPANY

3M, formerly known as Minnesota Mining and Manufacturing Company, was incorporated in 1929 under the laws of the State of Delaware to continue operations begun in 1902. 3M’s principal executive offices are located at 3M Center, St. Paul, Minnesota 55144 (telephone: 651-733-1110).

3M is a diversified technology company with a global presence in the following businesses: industrial and transportation; health care; display and graphics; consumer and office; safety, security and protection services; and electro and communications. 3M is among the leading manufacturers of products for many of the markets it serves. Most 3M products involve expertise in product development, manufacturing and marketing, and are subject to competition from products manufactured and sold by other technologically oriented companies.

3M manages its operations in six operating business segments: Industrial and Transportation; Health Care; Display and Graphics; Consumer and Office; Safety, Security and Protection Services; and Electro and Communications. 3M’s six business segments bring together common or related 3M technologies, enhancing the development of innovative products and services and providing for efficient sharing of business resources. These segments have worldwide responsibility for virtually all 3M product lines. Certain small businesses and staff-sponsored products, as well as various corporate assets and expenses, are not allocated to the business segments.

FORWARD LOOKING INFORMATION

All statements included or incorporated by reference in this document, other than statements of historical facts, that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future are forward looking statements. Such statements are typically characterized by terminology such as “believe,” “anticipate,” “should,” “intend,” “plan,” “will,” “expect,” “estimate,” “project,” “positioned,” “strategy,” and similar expressions. These statements are based on assumptions and assessments made by our management in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors our management believes to be appropriate. These forward looking statements are subject to a number of risks and uncertainties, including those risks described in this prospectus supplement under “Risk Factors,” as well as other factors that our management has not yet identified. Any such forward looking statements are not guarantees of future performance and actual results, developments and business decisions may differ from those contemplated by such forward looking statements. We disclaim any duty to update any forward looking statements.

RISK FACTORS

An investment in our common stock involves a number of risks, some of which could be substantial and are inherent in our businesses. You should consider the following factors carefully before deciding to purchase shares of our common stock. Additional risks not presently known to 3M or that 3M currently deems immaterial may also impair 3M’s business operations. Actual future results and trends may differ materially from historical results or those anticipated depending on a variety of factors, including, but not limited to, the following:

* Results are impacted by the effects of, and changes in, worldwide economic conditions. The Company operates in more than 60 countries and derives approximately 63% of its revenues from outside the United States. The Company’s business may be affected by factors in the United States and other countries that are beyond its control, such as downturns in economic activity in a specific country or region, or in the various industries in which the Company operates; social, political or labor conditions in a specific country or region; or adverse changes in interest rates, tax, or regulations in the jurisdictions in which the company operates.

* The Company’s results are affected by competitive conditions and customer preferences. Demand for the Company’s products, which impacts revenue and profit margins, is affected by (i) the development and timing of the introduction of competitive products; (ii) the Company’s response to downward pricing to stay competitive; (iii) changes in customer order patterns, such as changes in the levels of inventory maintained by customers and the timing of customer purchases which may be affected by announced price changes, changes in the Company’s incentive programs, or the customer’s ability to achieve incentive goals; and (iv) changes in customers’ preferences for our products, including the success of products offered by our competitors, and changes in customer designs for their products that can affect the demand for some of the Company’s products.

* Foreign currency exchange rates and fluctuations in those rates may affect the Company’s ability to realize projected growth rates in its sales and earnings. Because the Company derives approximately 63% of its revenues from outside the United States, its ability to realize projected growth rates in sales and earnings could be adversely affected if the U.S. dollar strengthens significantly against foreign currencies.

* The Company’s growth objectives are largely dependent on the timing and market acceptance of its new product offerings, including its ability to continually renew its pipeline of new products and to bring those products to market. This ability may be adversely affected by difficulties or delays in product development, such as the inability to identify viable new products, obtain adequate intellectual property protection, or gain market acceptance of new products. There are no guarantees that new products will prove to be commercially successful.

* The Company’s future results are subject to fluctuations in the costs and availability of purchased components, compounds, raw materials and energy, including oil and natural gas and their derivatives, due to shortages, increased demand, supply interruptions, currency exchange risks, natural disasters and other factors. The Company depends on various components, compounds, raw materials, and energy (including oil and natural gas and their derivatives) supplied by others for the manufacturing of its products. It is possible that any of its supplier relationships could be interrupted due to natural and other disasters and other events, or be terminated in the future. Any sustained interruption in the Company’s receipt of adequate supplies could have a material adverse effect on the Company. In addition, while the Company has a process to minimize volatility in component and material pricing, no assurance can be given that the Company will be able to successfully manage price fluctuations or that future price fluctuations or shortages will not have a material adverse effect on the Company.

* Acquisitions, strategic alliances, divestitures, and other unusual events resulting from portfolio management actions and other evolving business strategies, and possible organizational restructuring could affect future results. The Company monitors its business portfolio and organizational structure and has made and may continue to make acquisitions, strategic alliances, divestitures and changes to its organizational structure. With respect to acquisitions, future results will be affected by the Company’s ability to integrate acquired businesses quickly and obtain the anticipated synergies.

* The Company’s future results may be affected if the Company generates fewer productivity improvements than estimated. The Company utilizes various tools, such as Lean Six Sigma, to improve operational efficiency and productivity. There can be no assurance that all of the projected productivity improvements will be realized.

* The Company’s future results may be affected by various legal and regulatory proceedings, including those involving product liability, antitrust, environmental or other matters. The outcome of these legal proceedings may differ from the Company’s expectations because the outcomes of litigation, including regulatory matters, are often difficult to reliably predict. Various factors or developments can lead the Company to change current estimates of liabilities and related insurance receivables where applicable, or make such estimates for matters previously not susceptible of reasonable estimates, such as a significant judicial ruling or judgment, a significant settlement, significant regulatory developments or changes in applicable law. A future adverse ruling, settlement or unfavorable development could result in future charges that could have a material adverse effect on the Company’s results of operations or cash flows in any particular period.

                For a more detailed discussion of legal proceedings involving 3M, see the discussion of “Legal Proceedings” in Part I, Item 3 of 3M’s Annual Report on Form 10-K for the year ended December 31, 2007, as updated by our current report on Form 8-K dated May 19, 2008, and in Part II, Item 1 of 3M’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2008, both of which are incorporated by reference into this prospectus supplement.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

                3M files annual, quarterly and current reports, proxy statements and other information with the SEC. 3M’s SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document 3M files with the SEC at its public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. 3M’s SEC filings are also available at the office of the New York Stock Exchange. For further information on obtaining copies of 3M’s public filings at the New York Stock Exchange, you should call (212) 656-5060.

                “Incorporated by reference” into this prospectus is the information in documents that 3M files with the SEC. This means that important information about 3M and 3M common stock is being disclosed to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement, and you should rely on the information contained in the most recently filed document. The 3M documents incorporated by reference are (other than, in each case, documents or information deemed furnished and not filed in accordance with SEC rules, and no such information shall be deemed specifically incorporated by reference hereby):

•                                          annual report on Form 10-K for the fiscal year ended December 31, 2007 (including information specifically incorporated by reference into our Form 10-K from our definitive proxy statement for our 2008 Annual Meeting of Stockholders filed with the SEC on March 26, 2008, as supplemented by definitive additional materials filed on April 21, 2008), as updated by our current report on Form 8-K dated May 19, 2008;

•              quarterly report on Form 10-Q for the quarter ended March 31, 2008;

•              current reports on Form 8-K dated February 11, 2008, February 14, 2008, May 8, 2008, May 13, 2008 and May 19, 2008; and

•                                          all documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 on or after the date of this prospectus supplement and before the termination of this offering.

                Documents incorporated by reference are also available from 3M without charge, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference as an exhibit in those documents. You can obtain these documents without charge by requesting them in writing or by telephone from 3M at the following addresses:

3M Company

3M Center

St. Paul, Minnesota  55144

Attention:  Investor Relations

Telephone number:  (651) 733-1110

USE OF PROCEEDS

All net proceeds from the sale of the common stock covered by this prospectus supplement will go to the selling stockholders who offer and sell their shares. We will not receive any proceeds from the sale of the common stock by the selling stockholders.

PLAN OF DISTRIBUTION

3M is registering 1,490 shares of our common stock (the “Shares”) on behalf of the selling stockholders who may sell the Shares from time to time. The selling stockholders will act independently of 3M in making decisions with respect to the timing, manner and size of each sale. The sales may be made on one or more exchanges or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The selling stockholders may effect such transactions by selling the Shares to or through broker-dealers. The Shares may be sold by one or more of, or a combination of, the following:

•                  a block trade in which a broker-dealer will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•                  purchases by a broker-dealer as principal and resale by such broker-dealer for its account;

•                  ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•                  privately negotiated transactions; and

•                  any other method permitted pursuant to applicable law.

When selling the Shares, the selling stockholders may enter into hedging transactions. For example, the selling stockholders may:

•                  enter into transactions after the date of this prospectus involving short sales of the Shares by broker-dealers;

•                  sell Shares short themselves after the date of  this prospectus and deliver the Shares registered hereby to settle such short sales or to close out stock loans incurred in connection with their short positions;

•                  enter into option or other types of transactions that require the selling stockholder to deliver Shares to a broker-dealer or other person, who will then resell or transfer the Shares under this prospectus; or

•                  loan or pledge the Shares to a broker-dealer or other person, who may sell the loaned shares or, in the event of default, sell the pledged shares.

The selling stockholders may negotiate and pay broker-dealers or other persons commissions, discounts or concessions for their services. Broker-dealers or other persons engaged by the selling stockholders may allow other broker-dealers or other persons to participate in resales. However, the selling stockholders and any broker-dealers or such other persons involved in the sale or resale of the Shares may qualify as “underwriters” within the meaning of the Section 2(a)(11) of the Securities Act. In addition, the broker-dealers’ or their affiliates’ commissions, discounts or concessions may qualify as underwriters’ compensation under the Securities Act. If the selling stockholders qualify as “underwriters,” they will be subject to the prospectus delivery requirements of Section 5(b)(2) of the Securities Act.

In addition to selling their Shares under this prospectus, the selling stockholders may:

•                  agree to indemnify any broker-dealer or agent against certain liabilities related to the selling of the Shares, including liabilities arising under the Securities Act;

•                  transfer their Shares in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer; or

•                  sell their Shares under Rule 144 of the Securities Act rather than under this prospectus, if the transaction meets the requirements of Rule 144.

The selling stockholders have advised 3M that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of the Shares and that there is no underwriter or coordinating broker acting in connection with the proposed sale of Shares by selling stockholders.

The Shares may be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states the Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Shares may not simultaneously engage in market making activities with respect to our common stock for a period of one business day prior to the commencement of such distribution. In addition, each selling stockholder will be subject to applicable provisions of the Exchange Act and the associated rules and regulations under the Exchange Act, including Regulation M, which provisions may limit the timing of purchases and sales of Shares by the selling stockholders. 3M will make copies of this prospectus supplement available to the selling stockholders and has informed them of the need for delivery of copies of this prospectus supplement to purchasers at or prior to the time of any sale of the Shares.

Additional information related to the selling stockholders and the plan of distribution may be provided in one or more prospectus supplements.

3M will bear all costs, expenses and fees in connection with the registration of the

Shares. The selling stockholders will bear all commissions and discounts, if any, attributable to the sales of the Shares and all of their out-of-pocket expenses for their counsel and accountants. 3M has agreed to use its commercially reasonable best efforts to keep the registration of the Shares effective until the earlier of June 6, 2009 or the date when all of the Shares have been sold.

DESCRIPTION OF CAPITAL STOCK

General

                    The following description of our capital stock is subject to and qualified in its entirety by our certificate of incorporation and bylaws, which are incorporated by reference in a registration statement of which is prospectus supplement forms a part, and by the provisions of applicable Delaware law. Under our certificate of incorporation, we are authorized to issue up to 3,000,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock without par value.

Voting Rights

Each holder of our common stock is entitled to one vote per share on all matters to be voted upon by the stockholders.

Dividends

Subject to preferences that may be applicable to any outstanding preferred stock, the holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available for that purpose.

Rights Upon Liquidation

In the event of our liquidation, dissolution or winding up, the holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding.

Preemptive or Conversion Rights

The holders of our common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock.

Preferred Stock

                The board of directors has the authority, without action by the stockholders, to designate and issue preferred stock in one or more series and to designate the rights,

preferences and privileges of each series, which may be greater than the rights of the common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of the common stock until the board of directors determines the specific rights of the holders of such preferred stock. However, the effects might include, among other things:

•                  restricting dividends on the common stock;

•                  diluting the voting power of the common stock;

•                  impairing the liquidation rights of the common stock; or

•                  delaying or preventing a change in control of us without further action by the stockholders.

                No shares of preferred stock are outstanding, and we have no present plans to issue any shares of preferred stock.

Anti-Takeover Effects of Our Certificate and By-laws and Delaware Law

Some provisions of Delaware law and our certificate of incorporation and bylaws, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board. We believe that these provisions give our board the flexibility to exercise its fiduciary duties in a manner consistent with the interests of our stockholders.

•                  STOCKHOLDER MEETINGS. Under our bylaws, only the board of directors and the chairman of the board may call special meetings of stockholders; in addition, record holders of 25% or more of the total 3M shares entitled to vote on the matter or matters to be brought before a special meeting may also cause the meeting to be held, but, if the Company’s Board of Directors determines in good faith that the business specified in the stockholders’ request will be included in an upcoming annual meeting of stockholders within 90 days after receipt of the request, the special meeting will not be held.

•                  REQUIREMENTS FOR ADVANCE NOTIFICATION OF STOCKHOLDER NOMINATIONS AND PROPOSALS. Our bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors.

•                  DELAWARE LAW. We are subject to Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date the person became an interested stockholder, unless the “business combination” or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns or within three years prior to the determination of interested stockholder status, did own, 15% or more of a corporation’s voting stock. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

•                  ELIMINATION OF STOCKHOLDER ACTION BY WRITTEN CONSENT. Our certificate of incorporation eliminates the right of stockholders to act by written consent without a meeting.

•                  ELIMINATION OF CUMULATIVE VOTING. Our certificate of incorporation and bylaws do not provide for cumulative voting in the election of directors.

•                  UNDESIGNATED PREFERRED STOCK. The authorization of undesignated preferred stock makes it possible for the board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of us.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Wells Fargo Bank N.A., Shareowner Services.

SELLING STOCKHOLDERS

The selling stockholders named in this prospectus supplement acquired the Shares from us in a private placement in connection with our acquisition of substantially all of the assets of Diamond Productions, Inc. In connection with this acquisition, we agreed to file this prospectus supplement, registering for resale the Shares acquired by the selling stockholders. Shortly after the completion of our acquisition, we filed a prospectus supplement, dated as of June 15, 2007, to register 150,718 Shares on behalf of the selling stockholders. This prospectus supplement relates to the additional 1,490 Shares issued to the selling stockholders as a result of a post-closing working capital adjustment pursuant to the acquisition agreement.  The following table sets forth the number of these additional Shares owned by the selling stockholders as of June 12, 2008. We prepared this table based on information supplied to us by the selling stockholders and have not sought to verify the information. Except for the acquisition described in this paragraph, none of the selling stockholders has had a material relationship with us during the past three years. No estimate can be given as to the number of Shares that will be held by the selling stockholders after completion of this offering because the selling stockholders may offer all or some of the Shares and because the selling stockholders have advised us that there currently are no agreements, arrangements or understandings with respect to the sale of any of the Shares. The Shares covered by this prospectus supplement may be offered from time to time by the selling stockholders named below.

SELLING STOCKHOLDERS	SHARES BENEFICIALLY OWNED PRIOR TO THE OFFERING (1)	SHARES WHICH MAY BE SOLD PURSUANT TO THIS PROSPECTUS SUPPLEMENT (2)	SHARES BENEFICIALLY OWNED AFTER THE OFFERING (3)
Andrew S. Labowsky, Jr.	745	745	0
Michael J. Labowsky	745	745	0
TOTAL	1,490	1,490	0

(1)	Represents beneficial ownership of less than one percent of our outstanding capitalization.
(2)

The registration statement of which this prospectus supplement forms a part also shall cover any additional shares of our common stock which become issuable in connection with the Shares by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock.

(3)	Assumes the selling stockholders will sell all of their Shares being registered by this prospectus supplement and do not acquire any additional shares of our common stock.

LEGAL OPINIONS

Gregg M. Larson, who is our Deputy General Counsel, or another one of our lawyers, will issue an opinion about the validity of the Shares offered in this prospectus supplement, as well as other relevant legal matters. Mr. Larson beneficially owns, or has options to acquire, a number of shares of our common stock, which represents less than 0.1% of the total outstanding common stock.

EXPERTS

The consolidated financial statements incorporated in this prospectus supplement by reference to 3M Company’s current report on Form 8-K dated May 19, 2008, which updates the Company’s annual report on Form 10-K for the year ended December 31, 2007, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of that firm as experts in auditing and accounting.

We have not authorized any person to make a statement that differs from what is in this prospectus supplement. If any person does make a statement that differs from what is in this prospectus supplement, you should not rely on it. This prospectus supplement is not an offer to sell, nor is it seeking an offer to buy, these securities in any state in which the offer or sale is not permitted. The information in this prospectus supplement is complete and accurate as of its date, but the information may change after that date.

3

PROSPECTUS

3M Company

Debt Securities

Common Stock

We from time to time may offer to sell debt securities and common stock.  Our common stock is listed on the New York Stock Exchange and trades under the ticker symbol “MMM”.

We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.

This prospectus describes some of the general terms that may apply to these securities.  The specific terms of any securities to be offered will be described in a prospectus supplement to this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus is dated February 24, 2006.

You should rely only on the information contained or incorporated by reference in this prospectus and the applicable prospectus supplement or other offering material filed or provided by us.   We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus or the applicable prospectus supplement or any such other offering material is accurate as of any date other than their respective dates.

TABLE OF CONTENTS

Prospectus

About This Prospectus

Where You Can Find Additional Information

Incorporation of Certain Documents By Reference

The Company

Use of Proceeds

Description of The Securities We May Offer

Debt Securities

Capital Stock

Legal Matters

Experts

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a “shelf” registration process. Under this process, we may sell, from time to time, in one or more offerings, any combination of the securities described in this prospectus.  This prospectus and any applicable prospectus supplement do not contain all of the information included in the registration statement as permitted by the rules and regulations of the SEC.  The registration statement that contains this prospectus, including the exhibits to the registration statement, provides additional information about us.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC.  Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549.  You may call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.  Our SEC filings are also available at the office of the New York Stock Exchange, 20 Broad Street, New York, NY 10005.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC rules allow us to incorporate by reference information into this prospectus. This means we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus from the date we file that document.  Any reports filed by us with the SEC after the date of this prospectus and before the date that the offering of the securities by means of this prospectus is terminated will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus.

Accordingly, we incorporate by reference into this prospectus the following documents or information filed with the SEC (other than, in each case, documents or information deemed furnished and not filed in accordance with SEC rules, and no such information shall be deemed specifically incorporated by reference hereby):

•                  our annual report on Form 10-K for the year ended December 31, 2005; and

•                  all documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 on or after the date of this prospectus and before the termination of this offering.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus excluding exhibits to those documents, unless they are specifically incorporated by reference into those documents.  You can request those documents from:

                                3M Company

                                3M Center

                                St. Paul, MN  55144-1000

                                Phone: (651) 733-1110

                                Attention: Investor Relations

THE COMPANY

3M Company, formerly known as Minnesota Mining and Manufacturing Company, was incorporated in 1929 under the laws of the State of Delaware to continue operations begun in 1902.  3M’s principal executive offices are located at 3M Center, St. Paul, Minnesota 55144 (telephone: 651-733-1110).

3M is a diversified technology company with a global presence in the following businesses: health care; industrial; display and graphics; consumer and office; safety, security and protection services; electronics and telecommunications; and transportation.  3M is among the leading manufacturers of products for many of the markets it serves.  Most 3M products involve expertise in product development, manufacturing and marketing, and are subject to competition from products manufactured and sold by other technologically oriented companies. 3M is a diversified global company with a market presence in health care, safety, electronics, telecommunications, industrial, consumer and office, and other markets.

Our strategic business units have been aggregated into six reportable segments: Health Care; Industrial and Transportation; Display and Graphics; Consumer and Office; Electro and Communications; and Safety, Security and Protection Services.  Our six business segments bring together common or related 3M technologies, enhancing the development of innovative products and services and providing for efficient sharing of business resources. These segments have worldwide responsibility for virtually all 3M product lines. Certain small businesses and staff-sponsored products, as well as various corporate assets and expenses, are not allocated to the business segments.

When we refer to “3M”, “our company”, “we”, “our” and “us” in this prospectus under the heading “The Company”, we mean 3M Company and its consolidated subsidiaries unless the context indicates otherwise.  When these terms are used elsewhere in this prospectus, we refer only to 3M Company unless the context indicates otherwise.

USE OF PROCEEDS

Unless otherwise specified in the applicable prospectus supplement or other offering material, we will use the net proceeds from the sale of the securities for general corporate purposes.

DESCRIPTION OF THE SECURITIES WE MAY OFFER

We may issue from time to time, in one or more offerings, the following securities:

•                  debt securities; and

•                  shares of common stock.

This prospectus contains a summary of the material general terms of the various securities that we may offer. The specific terms of the securities will be described in a prospectus supplement and other offering material, which may be in addition to or different from the general terms summarized in this prospectus. We may issue debt securities that are convertible into common stock that may be sold under this prospectus. Where applicable, the prospectus supplement and other offering material will also describe any material United States federal income tax considerations relating to the securities offered and indicate whether the securities offered are or will be listed on any securities exchange.  The summaries contained in this prospectus and in any prospectus supplement or other offering material may not contain all of the information that you would find useful.  Accordingly, you should read the actual documents relating to any securities sold pursuant to this prospectus.  You should read  “Where You Can Find Additional Information” and “Incorporation of Certain Documents by Reference” to find out how you can obtain a copy of those documents.

DEBT SECURITIES

This section describes the general terms and provisions of the debt securities.  The applicable prospectus supplement will describe the specific terms of the debt securities offered through that prospectus supplement and any general terms outlined in this section that will not apply to those debt securities.  The debt securities will be issued under an indenture, dated as of November 17, 2000, between us and Citibank, N.A., as trustee.  As used in this prospectus, “debt securities” means the debentures, notes, bonds and other evidence of indebtedness that we issue and the trustee authenticates and delivers under the indenture.

                We have summarized the general terms and provisions of the indenture in this section.  This summary, however, does not describe every aspect of the indenture.  We have filed the indenture with the SEC.  You should read the indenture for additional information before you buy any debt securities.  The summary that follows includes references to section numbers of the indenture so that you can more easily locate these provisions.

General

                The debt securities will be our direct, senior, unsecured obligations.  The indenture does not limit the amount of debt securities that we may issue and permits us to issue debt securities from time to time.  Debt securities issued under the indenture will be issued as part of a series that has been established by us under the indenture.  (Section 301) Unless a prospectus supplement relating to debt securities states otherwise, the indenture and the terms of the debt securities will not contain any covenants designed to afford Holders (as defined below) of any debt securities protection in a highly leveraged or other transaction involving us that may adversely affect Holders of the debt securities.  If we ever issue bearer securities we will summarize provisions of the indenture that relate to bearer securities in the applicable prospectus supplement.

                A prospectus supplement relating to a series of debt securities being offered will include specific terms relating to the offering.  (Section 301) These terms will include some or all of the following:

•                  the title and type of the debt securities;

•                  any limit on the total principal amount of the debt securities;

•                  the price at which the debt securities will be issued;

•                  the maturity date of the debt securities;

•                  the date or dates on which the principal of and premium, if any, on the debt securities will be payable;

•                  if the debt securities will bear interest:

•                  the interest rate on the debt securities;

•                  the date from which interest will accrue;

•                  the record and interest payment dates for the debt securities;

•                  the first interest payment date; and

•                  any circumstances under which we may defer interest payments;

•                  any optional redemption provisions that would permit us or the Holders of debt securities to elect redemption of the debt securities before their final maturity;

•                  any sinking fund provisions that would obligate us to redeem the debt securities before their final maturity;

•                  the currency or currencies in which the debt securities will be denominated and payable, if other than U.S.  dollars;

•                  any provisions that would permit us or the Holders of the debt securities to elect the currency or currencies in which the debt securities are paid;

•                  whether the provisions described under the heading “Defeasance” below apply to the debt securities;

•                  any changes to or additional events of default or covenants;

•                  whether the debt securities will be issued in whole or in part in the form of temporary or permanent global securities and, if so, the depositary for those global securities (a “global security” means a debt security that we issue in accordance with the indenture to represent all or part of a series of debt securities);

•                  any special tax implications of the debt securities; and

•                  any other terms of the debt securities.

A “Holder,” with respect to a registered security, means the person in whose name the debt security is registered in the security register.  (Section 101)

Payment; Exchange; Transfer

                We will designate a place of payment where you can receive payment of the principal of and any premium and interest on the debt securities or transfer the debt securities.  Even though we will designate a place of payment, we may elect to pay any interest on the debt securities by mailing a check to the person listed as the owner of the debt securities in the security register or by wire transfer to an account designated by that person in writing not less than ten days before the date of the interest payment.  (Sections 305, 307, 1002) There will be no service charge for any registration of transfer or exchange of the debt securities, but we may require you to pay any tax or other governmental charge payable in connection with a transfer or exchange of the debt securities.  (Section 305)

Denominations

                Unless the prospectus supplement states otherwise, the debt securities will be issued only in registered form, without coupons, in denominations of $1,000 each or multiples of $1,000.

Original Issue Discount

                Debt securities may be issued under the indenture as original issue discount securities and sold at a substantial discount below their stated principal amount.  If a debt security is an “original issue discount security,” that means that an amount less than the principal amount of the debt security will be due and payable upon a declaration of acceleration of the maturity of the debt security under the indenture.  (Section 101) The applicable prospectus supplement will describe the federal income tax consequences and other special factors which should be considered before purchasing any original issue discount securities.

Classification of Restricted and Unrestricted Subsidiaries

                The indenture contains several restrictive covenants that apply to us and all of our Restricted Subsidiaries.  Those covenants do not apply to our Unrestricted Subsidiaries.  For example, the assets and indebtedness of Unrestricted Subsidiaries and investments by us or our Restricted Subsidiaries in Unrestricted Subsidiaries are not included in the calculations described under the heading “—Restrictions on Secured Funded Debt” below.  The indenture does not require us to maintain any Restricted Subsidiaries and, if we do not, the indenture will not provide any limitations on the amount of secured debt created or incurred by our Subsidiaries.

                A “Subsidiary” is any corporation of which we own more than 50% of the outstanding shares of Voting Stock, except for directors’ qualifying shares, directly or through one or more of our other Subsidiaries.  “Voting Stock” means stock that is entitled in the ordinary course (i.e., not only as a result of the happening of a contingency) to vote in an election for directors.

                A “Restricted Subsidiary” means any of our Subsidiaries which has substantially all of its property in the United States, which owns or is a lessee of any Principal Property and in which our investment and the investment of our Subsidiaries exceeds 1% of our Consolidated Net Tangible Assets as of the date of the determination, other than Unrestricted Subsidiaries.  Additionally, this definition includes any other Subsidiary designated by our board of directors as a Restricted Subsidiary.  (Section 101).  A “Wholly-owned Restricted Subsidiary” is a Restricted Subsidiary of which we own all of the outstanding capital stock directly or through our other Wholly-owned Restricted Subsidiaries.

                Our “Unrestricted Subsidiaries” are:

•                  3M Financial Management Company;

•                  other Subsidiaries (whose primary business is in finance operations) acquired or formed by us after the date of this prospectus ; and

•                  any other Subsidiary if a majority of its Voting Stock is owned directly or indirectly by one or more Unrestricted Subsidiaries.

Our board of directors can at any time change a Subsidiary’s designation from an Unrestricted Subsidiary to a Restricted Subsidiary if:

•                  the majority of that Subsidiary’s Voting Stock is not owned by an Unrestricted Subsidiary, and

•                  after the change of designation, we would be in compliance with the restrictions contained in the Secured Funded Debt covenant described under the heading “—Restrictions on Secured Funded Debt” below.  (Sections 101, 1010(a))

Restrictions on Secured Funded Debt

                The indenture limits the amount of Secured Funded Debt that we and our Restricted Subsidiaries may incur or otherwise create (including by guarantee).  Neither we nor our Restricted Subsidiaries may incur or otherwise create any new Secured Funded Debt unless immediately after this incurrence or creation:

•                  the sum of:

•                  the aggregate principal amount of all of our outstanding Secured Funded Debt and that of our Restricted Subsidiaries, other than the several categories of Secured Funded Debt discussed below on page 13 of this prospectus, plus

•                  the aggregate amount of our Attributable Debt and that of our Restricted Subsidiaries relating to sale and lease-back transactions,

•                  does not exceed 15% of our Consolidated Net Tangible Assets.

This limitation does not apply if the outstanding debt securities are secured equally and ratably with or prior to the new Secured Funded Debt.  (Sections 1008(a), 1008(c))

                “Secured Funded Debt” means Funded Debt which is secured by a mortgage, lien or other similar encumbrance upon any of our assets or those of our Restricted Subsidiaries.  (Section 101)

                “Funded Debt” means:

•                  Indebtedness maturing, or which we may extend or renew to mature, more than 12 months after the time the amount of Funded Debt is computed, plus

•                  guarantees of Indebtedness of the type described in the preceding bullet point, or of dividends, except guarantees in connection with the sale or discount of accounts receivable, trade acceptances and other paper arising in the ordinary course of business, plus

•                  Funded Debt secured by a mortgage, lien or similar encumbrance on our assets or those of our Restricted Subsidiaries, whether or not this Funded Debt is assumed by us or one of our Restricted Subsidiaries, plus

•                  in the case of a Subsidiary, all preferred stock of that Subsidiary.

Funded Debt does not include any amount relating to obligations under leases, or guarantees of leases, whether or not those obligations would be included as liabilities on our consolidated balance sheet.  (Section 101)

                “Indebtedness” means, except as set forth in the next sentence:

•                                          all items of indebtedness or liability, except capital and surplus, which under accounting principles generally accepted in the United States of America would be included in total liabilities on the liability side of a balance sheet as of the date that indebtedness is being determined;

•                                          indebtedness secured by a mortgage, lien or other similar encumbrance on property owned subject to that mortgage, lien or other similar encumbrance, regardless of whether the indebtedness secured by that mortgage, lien or other similar encumbrance was assumed; and

•                                          guarantees, endorsements, other than for purposes of collection, and other contingent obligations relating to, or to purchase or otherwise acquire, indebtedness of others, unless the amount of the guarantees, endorsements or other contingent obligations is included in the preceding two bullet points.

Indebtedness does not include any obligations or guarantees of obligations relating to lease rentals, even if these obligations or guarantees of obligations would be included as liabilities on our consolidated balance sheet.  (Section 101)

                “Attributable Debt” means:

•                                          the balance sheet liability amount of capital leases as determined by accounting principles generally accepted in the United States of America, plus

•                                          the amount of future minimum operating lease payments required to be disclosed by accounting principles generally accepted in the United States of America, less any amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water rates and similar charges, discounted using the interest rate implicit in the lease to calculate the present value of operating lease payments.

The amount of Attributable Debt relating to an operating lease that can be terminated by the lessee with the payment of a penalty will be calculated based on the lesser of:

•                                          the aggregate amount of lease payments required to be made until the first date the lease can be terminated by the lessee plus the amount of the penalty, or

•                                          the aggregate amount of lease payments required to be made during the remaining term of the lease.  (Section 101)

                “Consolidated Net Tangible Assets” means the total consolidated amount of our assets and those of our Subsidiaries, minus applicable reserves and other properly deductible items and after excluding any investments made in Unrestricted Subsidiaries or in corporations while they were Unrestricted Subsidiaries but which are not Subsidiaries at the time of the calculation, minus

•                                          all liabilities and liability items, including leases, or guarantees of leases, which under accounting principles generally accepted in the United States of America would be included in the balance sheet, except Funded Debt, capital stock and surplus, surplus reserves and deferred income taxes, and

•                                          goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other similar intangibles.  (Section 101)

                The following categories of Secured Funded Debt will not be considered in determining whether we are in compliance with the covenant described in the first paragraph under the heading “Restrictions on Secured Funded Debt”:

•                                          Secured Funded Debt of a Restricted Subsidiary owing to us or to one of our

Wholly-owned Restricted Subsidiaries;

•                                          Secured Funded Debt resulting from a mortgage, lien or other similar encumbrance in favor of the U.S.  Government or any State or any instrumentality thereof to secure partial, progress, advance or other payments;

•                                          Secured Funded Debt resulting from a mortgage, lien or other similar encumbrance on property, shares of stock or Indebtedness of any company existing at the time that this company becomes one of our Subsidiaries;

•                                          Secured Funded Debt resulting from a mortgage, lien or other similar encumbrance on property, shares of stock or Indebtedness which:

•                  exists at the time that the property, shares of stock or Indebtedness is acquired by us or one of our Restricted Subsidiaries, including acquisitions by merger or consolidation,

•                  secures the payment of any part of the purchase price of or construction cost for the property, shares of stock or Indebtedness or

•                  secures any indebtedness incurred prior to, at the time of, or within 120 days after, the acquisition of the property, shares of stock or Indebtedness or the completion of any construction of the property for the purpose of financing all or a part of the purchase price or construction cost of the property, shares of stock or Indebtedness, provided that, in all cases, we continue to comply with the covenant relating to mergers and consolidations discussed under the heading “—Consolidation, Merger or Sale” below;

•                                          Secured Funded Debt secured by a mortgage, lien or other similar encumbrance in connection with the issuance of revenue bonds on which the interest is exempt from federal income tax pursuant to the Internal Revenue Code of 1986; and

•                                          any extension, renewal or refunding of:

•                  any Secured Funded Debt permitted under the first paragraph under the heading “Restrictions on Secured Funded Debt,”

•                  any Secured Funded Debt outstanding at the end of our fiscal year immediately preceding the execution date of the indenture of any then Restricted Subsidiary or

•                  any Secured Funded Debt of any company outstanding at the time this company became a Restricted Subsidiary,

provided that the mortgage, liens or other similar encumbrance securing such extension, renewal or refunding is limited to the same secured property (plus improvements thereon) that secured the Secured Funded Debt so extended, renewed or refunded immediately prior thereto (Section 1008(b)).

Restrictions on Sale and Lease-Back Transactions

                The indenture provides that neither we nor any of our Restricted Subsidiaries may enter into any sale and lease-back transaction involving any Principal Property, as defined below, more than 120 days after its acquisition or the completion of its construction and commencement of its full operation, unless either:

•                                          we or any of our Restricted Subsidiaries could (1) create Secured Funded Debt on the property equal to the Attributable Debt with respect to the sale and lease-back transaction and (2) still be in compliance with the restrictions on Secured Funded Debt (see “—Restrictions on Secured Funded Debt” above); or

•                                          we apply an amount, subject to credits for some voluntary retirements of debt securities and/or Funded Debt as specified in the indenture, equal to the greater of (1) the fair value of the property or (2) the net proceeds of the sale, within 120 days, to the retirement of Secured Funded Debt.

This restriction will not apply to any sale and lease-back transaction:

•                                          between us and one of our Restricted Subsidiaries,

•                                          between any of our Restricted Subsidiaries, or

•                                          involving a lease for a period, including renewals, of three years or less.  (Section 1009)

“Principal Property” means any building or other facility located in the United States, together with the land upon which it is erected and its fixtures that is owned or leased by us or one of our Subsidiaries that is used primarily for manufacturing or processing and has a gross book value, before deduction of any depreciation reserves, greater than 1% of our Consolidated Net Tangible Assets, other than:

•                  a building or facility that is financed by obligations issued by a state or local government under several sections of the Internal Revenue Code of 1986; or

•                  a building or facility that in the opinion of our board of directors is not of material importance to the total business conducted by us and our Subsidiaries considered together.  (Section 101)

Consolidation, Merger or Sale

                The indenture generally permits a consolidation or merger between us and another corporation.  It also permits the sale or transfer by us of all or substantially all of our property and assets and the purchase by us of all or substantially all of the property and assets of another corporation.  These transactions are permitted if:

•                                          the resulting or acquiring corporation, if other than us, assumes all of our responsibilities and liabilities under the indenture, including the payment of all amounts due on the debt securities and performance of the covenants in the indenture;

•                                          immediately after the transaction, no event of default, and no event that, after notice or lapse of time or both, would become an event of default, exists; and

•                                          except in the case of a consolidation or merger of a Restricted Subsidiary with and into us, either (1) we have obtained the consent of the Holders of a majority in aggregate principal amount of the outstanding debt securities of each series or (2) immediately after the transaction, the resulting or acquiring corporation could incur additional Secured Funded Debt and still be in compliance with the restrictions on Secured Funded Debt (see “—Restrictions on Secured Funded Debt” above).  (Section 801)

                Even though the indenture contains the provisions described above, we are not required by the indenture to comply with those provisions if we sell all of our property and assets to another corporation if, immediately after the sale:

•                                          that corporation is one of our Wholly-owned Restricted Subsidiaries; and

•                                          we could incur additional Secured Funded Debt and still be in compliance with the restrictions on Secured Funded Debt (see “—Restrictions on Secured Funded Debt” above).  (Section 803)

                If we consolidate or merge with or into any other corporation or sell all or substantially all of our assets according to the terms and conditions of the indenture, the resulting or acquiring corporation will be substituted for us in the indenture with the same effect as if it had been an original party to the indenture.  As a result, this successor corporation may exercise our rights and powers under the indenture, in our name or in its own name and we will be released from all our liabilities and obligations under the indenture and under the debt securities.  (Section 802)

Modification and Waiver

                Under the indenture, we and the trustee can modify or amend the indenture with the consent of the Holders of a majority in aggregate principal amount of the outstanding debt securities of each series of debt securities affected by the modification or amendment.  However, we may not, without the consent of the Holder of each debt security affected:

•                                          change the stated maturity date of any payment of principal or interest;

•                                          reduce payments due on the original issue discount securities;

•                                          change the place of payment or currency in which any payment on the debt securities is payable;

•                                          limit a Holder’s right to sue us for the enforcement of payments due on the debt securities;

•                                          reduce the percentage of outstanding debt securities required to consent to a modification or amendment of the indenture;

•                                          limit a Holder’s right, if any, to repayment of debt securities at this Holder’s option; or

•                                          modify any of the foregoing requirements or reduce the percentage of outstanding debt securities required to waive compliance with several provisions of the indenture or to waive defaults under the indenture.  (Section 902)

                Under the indenture, the Holders of a majority in aggregate principal amount of the outstanding debt securities of any series of debt securities may, on behalf of all Holders of that series:

•                                          waive compliance by us with several restrictive covenants of the indenture, such as corporate existence and maintenance of properties; and

•                                          waive any past default under the indenture, except:

•                  a default in the payment of the principal of or any premium or interest on any debt securities of that series; or

•                  a default under any provision of the indenture which itself cannot be modified or amended without the consent of the Holders of each outstanding debt security of that series.  (Sections 1012, 513)

Events of Default

                An event of default with respect to any series of debt securities will occur under the indenture if:

•                                          we fail to pay interest on any debt security of that series for 30 days after the payment is due;

•                                          we fail to pay the principal of or any premium on any debt security of that series when due;

•                                          we fail to deposit any sinking fund payment when due on debt securities of that series;

•                                          we fail to perform any other covenant in the indenture that applies to debt securities of that series for 90 days after we have received written notice of the failure to perform in the manner specified in the indenture;

•                                          we default under any Indebtedness for borrowed money, including other series of debt securities, or under any mortgage, lien or other similar encumbrance, indenture or instrument, including the indenture, which secures any Indebtedness for borrowed money, and which results in acceleration of the maturity of an outstanding principal amount of Indebtedness greater than $20 million, unless this acceleration is rescinded (or the Indebtedness is discharged) within 10 days after we have received written notice of the default in the manner specified in the indenture;

•                                          commencement of voluntary or involuntary bankruptcy, insolvency or reorganization; or

•                                          any other event of default that may be specified for the debt securities of that series when that series is created occurs.  (Section 501)

If an event of default for any series of debt securities occurs and continues, the trustee or the Holders of at least 25% in aggregate principal amount of the outstanding debt securities of the series may declare the entire principal of all the debt securities of that series to be due and payable immediately.  If such a declaration occurs, the Holders of a majority of the aggregate principal amount of the outstanding debt securities of that series can, subject to the specific payment conditions set forth in the indenture, rescind the declaration.  (Section 502)

                The prospectus supplement relating to each series of debt securities which are original issue discount securities will describe the particular provisions that relate to the acceleration of maturity of a portion of the principal amount of that series when an event of default occurs and continues.

                An event of default for a particular series of debt securities does not necessarily constitute an event of default for any other series of debt securities issued under the indenture.  The indenture requires us to file a certificate with the trustee each year that states the nature of the default if any default exists under the terms of the indenture.  (Section 1011) The trustee may withhold notice to the Holders of debt securities of any default, except defaults in the payment of principal, premium, interest or any sinking fund installment, if it considers the withholding of notice to be in the best interests of the Holders.  (Section 602)

                Other than its duties in the case of a default, a trustee is not obligated to exercise any of its rights or powers under the indenture at the request, order or direction of any Holders, unless the Holders offer the trustee reasonable indemnification.  (Sections 601, 603) If reasonable indemnification is provided, then, subject to other rights of the trustee provided in the indenture, the Holders of a majority in principal amount of the outstanding debt securities of any series may, with respect to the debt securities of that series, direct the time, method and place of:

•                                          conducting any proceeding for any remedy available to the trustee; or

•                                          exercising any trust or power conferred upon the trustee.  (Sections 512, 603)

                The Holder of a debt security of any series will have the right to begin any proceeding with respect to the indenture or for any remedy only if:

•                                          the Holder has previously given the trustee written notice of a continuing event of default with respect to that series;

•                                          the Holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made a written request of, and offered reasonable indemnification to, the trustee to begin the proceeding;

•                                          the trustee has not started the proceeding within 60 days after receiving the request; and

•                                          the trustee has not received directions inconsistent with the request from the Holders of a majority in aggregate principal amount of the outstanding debt securities of that series during those 60 days.  (Section 507)

However, the Holder of any debt security will have an absolute right to receive payment of principal of and any premium and interest on the debt security when due and to institute suit to enforce this payment.  (Section 508)

Defeasance

    Defeasance and Discharge.  At the time that we establish a series of debt securities under the indenture, we can provide that the debt securities of that series are subject to the defeasance and discharge provisions of the indenture.  If we so provide, we will be discharged from our obligations on the debt securities of that series if we deposit with the trustee, in trust, sufficient money or Government Obligations, as defined below, to pay the principal, interest, any premium and any other sums due on the debt securities of that series, such as sinking fund payments, on the dates these payments are due under the indenture and the terms of the debt securities.  (Section 403) As used above, “Government Obligations” mean:

•                                          securities of the same government which issued the currency in which the series of debt securities are denominated and/or in which interest is payable; or

•                                          securities of government agencies backed by the full faith and credit of the government.  (Section 101)

                In the event that we deposit funds in trust and discharge our obligations under a series of debt securities as described above, then:

•                                          the indenture will no longer apply to the debt securities of that series, except for the obligations to compensate, reimburse and indemnify the trustee, to register the transfer and exchange of debt securities, to replace lost, stolen or mutilated debt securities and to maintain paying agencies and the trust funds; and

•                                          Holders of debt securities of that series can only look to the trust fund for payment of principal, any premium and interest on the debt securities of that series.  (Section 403)

                Under federal income tax law, that deposit and discharge may be treated as an exchange of the related debt securities for an interest in the trust mentioned above.  Each holder might be required to recognize gain or loss equal to the difference between:

•                                          the holder’s cost or other tax basis for the debt securities, and

•                                          the value of the holder’s interest in the trust.

Holders might be required to include in income a share of the income, gain or loss of the trust, including gain or loss recognized in connection with any substitution of collateral, as described in this section under the heading “—Substitution of Collateral” below.  You are urged to consult your own tax advisers as to the specific consequences of such a deposit and discharge, including the applicability and effect of tax laws other than federal income tax law.

    Defeasance of Covenants and Events of Default.  At the time that we establish a series of debt securities under the indenture, we can provide that the debt securities of that series are subject to the covenant defeasance provisions of the indenture.  If we so provide and we make the deposit described in this section under the heading “—Defeasance and Discharge” above:

•                                          we will not have to comply with the following restrictive covenants contained in the indenture: Consolidation, Merger or Sale or Lease of Property as Entirety (Sections 801, 803, 804); Restrictions on Secured Debt (Section 1008); Maintenance of Properties (Section 1005); Payment of Taxes and Other Claims (Section 1007); Restrictions on Sale and Lease-Back Transactions (Section 1009); Classification of Restricted and Unrestricted Subsidiaries (Section 1010); and any other covenant we designate when we establish the series of debt securities; and

•                                          we will not have to treat the events described in the fourth bullet point under the heading “—Events of Default” as they relate to the covenants listed above that have been defeased and no longer are in effect and the events described in the fifth, sixth and seventh bullet points under the heading “—Events of Default” as events of default under the indenture in connection with that series.

In the event of a defeasance, our obligations under the indenture and the debt securities, other than with respect to the covenants and the events of default specifically referred to above, will remain in effect.  (Section 1501)

                If we exercise our option not to comply with the covenants listed above and the debt securities of that series become immediately due and payable because an event of default has occurred, other than as a result of an event of default specifically referred to above, the amount of money and/or Government Obligations on deposit with the trustee will be sufficient to pay the principal, interest, any premium and any other sums, due on the debt securities of that series, such as sinking fund payments, on the date the payments are due under the indenture and the terms of the debt securities, but may not be sufficient to pay amounts due at the time of acceleration.  However, we would remain liable for the balance of the payments.  (Section 1501).

    Substitution of Collateral.  At the time that we establish a series of debt securities under the indenture, we can provide for our ability to, at any time, withdraw any money or Government Obligations deposited pursuant to the defeasance provisions described above if we simultaneously substitute other money and/or Government Obligations which would satisfy our payment obligations on the debt securities of that series pursuant to the defeasance provisions applicable to those debt securities.  (Section 402)

CAPITAL STOCK

General

The following description of our capital stock is subject to and qualified in its entirety by our certificate of incorporation and bylaws, which are incorporated by reference in a registration statement of which is prospectus forms a part, and by the provisions of applicable Delaware law.  Under our certificate of incorporation, we are authorized to issue up to 3,000,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock without par value.

Voting Rights

Each holder of our common stock is entitled to one vote per share on all matters to be voted upon by the stockholders.

Dividends

Subject to preferences that may be applicable to any outstanding preferred stock, the holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available for that purpose.

Rights Upon Liquidation

In the event of our liquidation, dissolution or winding up, the holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding.

Preemptive or Conversion Rights

The holders of our common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock.

Preferred Stock

                The board of directors has the authority, without action by the stockholders, to designate and issue preferred stock in one or more series and to designate the rights, preferences and privileges of each series, which may be greater than the rights of the common stock.  It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of the common stock until the board of directors determines the specific rights of the holders of such preferred stock.  However, the effects might include, among other things:

•                  restricting dividends on the common stock;

•                  diluting the voting power of the common stock;

•                  impairing the liquidation rights of the common stock; or

•                  delaying or preventing a change in control of us without further action by the stockholders.

                No shares of preferred stock are outstanding, and we have no present plans to issue any shares of preferred stock.

Anti-Takeover Effects of Our Certificate and By-laws and Delaware Law

Some provisions of Delaware law and our certificate of incorporation and bylaws could make the following more difficult:

•                  acquisition of us by means of a tender offer;

•                  acquisition of us by means of a proxy contest or otherwise; or

•                  removal of our incumbent officers and directors.

                These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board. We believe that these provisions give our board the flexibility to exercise its fiduciary duties in a manner consistent with the interests of our stockholders.

•                  ELECTION AND REMOVAL OF DIRECTORS. Our board of directors is divided into three classes. The directors in each class will serve for a three-year term, one class being elected each year by our stockholders. This system of electing and removing directors may discourage a third party from making a tender offer or otherwise attempting to obtain control of us because it generally makes it more difficult for stockholders to replace a majority of the directors.

•                  STOCKHOLDER MEETINGS. Under our bylaws, only the board of directors and the chairman of the board may call special meetings of stockholders.

•                  REQUIREMENTS FOR ADVANCE NOTIFICATION OF STOCKHOLDER NOMINATIONS AND PROPOSALS. Our bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors.

•                  DELAWARE LAW. We are subject to Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date the person became an interested stockholder, unless the “business combination” or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns or within three years prior to the determination of interested stockholder status, did own, 15% or more of a corporation’s voting stock. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

•                  SUPERMAJORITY PROVISIONS. Absent prior board approval, our certificate of incorporation requires approval by holders of at least 80% of the outstanding common stock for merger, sale or certain other business combinations.

•                  ELIMINATION OF STOCKHOLDER ACTION BY WRITTEN CONSENT. Our certificate of incorporation eliminates the right of stockholders to act by written consent without a meeting.

•                  ELIMINATION OF CUMULATIVE VOTING. Our certificate of incorporation and bylaws do not provide for cumulative voting in the election of directors.

•                  UNDESIGNATED PREFERRED STOCK. The authorization of undesignated preferred stock makes it possible for the board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of us.

AMENDMENT OF CHARTER PROVISIONS. The amendment of certain of the above provisions would require approval by holders of at least 80% of the outstanding common stock.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Wells Fargo Bank N.A., Shareowner Services.

LEGAL MATTERS

In connection with particular offerings of the securities in the future, and if stated in the applicable prospectus supplements, the validity of those securities may be passed upon for the Company by Gregg M. Larson, who is our Associate General Counsel, or another one of our lawyers, and for any underwriters or agents by counsel named in the applicable prospectus supplement. Mr. Larson beneficially owns, or has options to acquire, a number of shares of our common stock, which represents less than 0.1% of the total outstanding common stock.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2005 have been so incorporated in reliance on the report (which includes an explanatory paragraph related to the adoption of FASB Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations” as described in Note 1 to the consolidated financial statements) of by PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

3M COMPANY

1,490 SHARES

OF COMMON STOCK

PROSPECTUS SUPPLEMENT

JUNE 12, 2008